EXHIBIT 16.1

August 16, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of School Specialty, Inc.'s Form 8-K dated August 16, 2017, and have the following comments:

1.

We agree with the statements made in section (a).

2.

We have no basis on which to agree or disagree with the statements made in section (b).

Yours truly,

DELOITTE & TOUCHE LLP